EXHIBIT 99.1

— For Immediate Release —

CORPORATE CONTACTS:	MEDIA/MARKETING CONTACT:
Robert T. Hamilton, CFO	Eric Goldman, Neale-May & Partners
954-360-9022	212-213-5400x202
rhamilton@eDiets.com	egoldman@nealemay.com

Alison Tanner, CFA, Chief Strategist	INVESTOR RELATIONS CONTACT:
954-360-9022	Lester Rosenkrantz
alison@eDiets.com	Cameron Associates
212-554-5486
lester@cameronassoc.com

eDiets Reports Record Profit

•	$0.8 million income from operations, $0.05 EPS

•	$11.1 million in revenue, up 46% vs. Q302

•	$2.0 million cash from operations

DEERFIELD BEACH, FL, October 23, 2003 — eDiets.com, Inc. (OTCBB: EDET), the leading online destination for consumers seeking professional advice, information, services and products in the diet and fitness category, today announced strong growth, a return to profitability and a marked improvement in its balance sheet during the fiscal third quarter ended September 30, 2003.

“In April 2003 eDiets broke with the industry tradition of ‘one company, one diet’ and to date we have launched the Atkins Nutritional Approach™, the Zone Diet and the Shape Up!® plan based on Dr. Phil McGraw’s new book. Under exclusive licenses, we now offer consumers personalized solutions compliant with America’s most popular nutritional concepts” said David Humble, CEO of eDiets. “Consumer response to these new plans has been positive and our objective for the balance of this year and 2004 is to expand on the concept of providing consumers with additional nutritional solutions related to diet, healthy living, and specific medical conditions.”

Revenue and Subscribers

Revenues for the third quarter of fiscal 2003 totaled $11.1 million, an increase of 46% over revenues of $7.6 million in the comparable prior year period. eDiets sold 119,000 new subscriptions during the third quarter of fiscal 2003, an increase of 43% over sales of 83,000 new subscriptions in the comparable prior year period. Paying subscribers at September 30, 2003 totaled approximately 210,000 compared to paying subscribers of approximately 190,000 at September 30, 2002.

Both subscription and ancillary revenues (including advertising sales and e-commerce) increased at double-digit rates in the third quarter of fiscal 2003 over the third quarter of fiscal 2002. For the nine months ended September 30, 2003 revenues totaled $27.5 million, an increase of 23% over revenues of $22.3 million for the nine months ended September 30, 2002. The Company estimates that revenues for the quarter ending December 31, 2003 will be approximately $10 million.

Expenses and Profitability

Profitability reached record levels in the third quarter. Net income for the quarter ending September 30, 2003 totaled $0.9 million, or $0.05 per diluted share, compared to $0.2 million, or $0.01 per diluted share, in the comparable prior year period. For the first nine months of fiscal 2003 the Company reported a net loss of $2.8 million, or $0.17 per share, compared to net income of $1.5 million, or $0.09 per diluted share, in the comparable prior year period.

Income from operations totaled $0.8 million for the quarter ended September 30, 2003, an increase of 71% over income from operations of $0.5 million in the comparable prior year period. For the first nine months of fiscal 2003 the Company reported a loss from operations of $3.1 million compared to income from operations of $1.8 million in the comparable prior year period, when advertising costs were considerably lower.

Cost of revenues, which is largely variable, totaled $1.4 million, or 13% of revenues, in the quarter ended September 30, 2003 compared to $0.7 million, or 9% of revenues, in the comparable prior year quarter. The increase is primarily due to the addition of royalty payments to licensors as a result of the Company’s introduction of third-party branded diets starting in April 2003. The Company forecasts a further modest increase in cost of revenues as a percentage of revenues in the fourth quarter of 2003 as a result of its recent investment in advertising management and reporting software designed to improve the productivity of the Company’s online advertising campaigns.

Advertising expense totaled $5.7 million in the third quarter, an increase of 73% over advertising expense of $3.3 million in the comparable prior year period. Acquisition cost per new customer, or CPA, which is advertising expense divided by new paying customers, remained roughly flat in the third quarter of fiscal 2003 compared to the cost in the second quarter of 2003, but was approximately 25% higher than the comparable prior year period. The increase in CPA compared to the third quarter of fiscal 2002 was primarily a result of less productive email marketing results that were not completely offset by better online banner advertising performance.

All other expenses, which include product development expense, sales and marketing overhead and general and administrative expense, totaled $2.9 million for the quarter, ended September 30, 2003, unchanged from the comparable prior year quarter.

Cash Flow and Balance Sheet Strength

Cash flow from operations totaled $2.0 million in the third quarter and $3.2 million for the first nine months of fiscal 2003, compared to cash used in operations of $1.0 million and cash flow from operations of $2.8 million for the comparable prior year periods. In addition, the Company received approximately $1.7 million in proceeds from the exercise of stock options and warrants during the third quarter of fiscal 2003. Cash and cash equivalents totaled $6.0 million as of September 30, 2003, while debt totaled approximately $0.1 million and shareholders’ equity reached $4.3 million.

The Company will hold a conference call for investors at 10:30 a.m. EDT today, which will be broadcast live via CCBN Web cast at www.eDiets.com/investors and may also be accessed at 1-800-901-5248 (domestic), or 1-617-786-4512 (international), pass code #75918744. A replay of the call will be available from Thursday, October 23, 2003, 12:30 p.m. EDT by dialing 888-286-8010 (domestic) or (international) 617-801-6888, using confirmation code # 68494065. In addition an archive of the Web cast will be available at www.companyboardroom.com, www.streetevents.com or www.eDiets.com/investors.

About eDiets.com

eDiets is the online “diet destination” for consumers seeking professional advice, information, products and services that challenge overweight Americans to get in shape to live longer. Over 1.3 million consumers have become eDiets members since its inception.

eDiets.com provides 15 personalized diet, fitness, and motivation plans including Shape Up!™, the Atkins Nutritional Approach®, the Zone® Diet and the eDiets Alternative to Jenny Craig, as well as diet plans for those with special needs, including Type 2 Diabetes, Heart Smart and The Vegetarian. Members choose a plan or take a test to determine the best diet for their needs. Each plan is personalized for the member’s food preferences and lifestyle, and a custom shopping list is provided to buy everything for the plan at the supermarket. To ensure success, members have 24/7 access to eDiets’ “Online Anytime Meetings,” where they can anonymously interact with each other under the supervision of a staff of nutrition, fitness and motivation professionals. All eDiets.com plans cost $5 per week, and members can change plans for no additional charge.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets is a public company (OTC Bulletin Board: EDET) located in Deerfield Beach, FL, that operates Web sites at www.eDiets.com, and www.eFitness.com, as well as www.eDietsuk.co.uk in Ireland and the United Kingdom and www.eDiets.de in Germany.

Statements in the release, which are not historical in nature, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company’s steps to deal with today’s proliferation of unsolicited emails that compete with communications with its members will cease to be successful, that the Company will not successfully transition from being a one product company to being a source for multiple brands of diet solutions, that the Company will not be able to obtain sufficient outside financing on acceptable terms, when and if required, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2002, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
INCOME STATEMENT DATA:
Revenues	$11,120	$7,599	$27,500	$22,312
Cost and expenses:
Cost of revenue	1,436	668	3,420	2,128
Product development	361	325	1,065	955
Sales and marketing	6,982	4,478	21,419	12,317
General and administrative	1,256	1,343	3,509	4,118
Depreciation and amortization	310	332	981	982
Impairment of intangible assets	—	—	183	—

Income (loss) from operations	775	453	(3,077)	1,812
Other income (expense), net	26	(12)	13	(186)
Income tax benefit (provision)	118	(266)	240	(137)

Net income (loss)	$919	$175	$(2,824)	$1,489

Earnings (loss) per common share
Basic	$0.05	$0.01	$(0.17)	$0.09

Diluted	$0.05	$0.01	$(0.17)	$0.09

Weighted average common and common equivalent shares outstanding
Basic	16,723	15,781	16,173	15,711
Diluted	18,865	16,847	16,173	17,268

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$2,044	$(1,040)	$3,170	$2,840
Investing activities	(150)	(271)	(497)	(445)
Financing activities	1,626	(528)	1,180	(1,178)

	September 30,	December 31,
	2003	2002
BALANCE SHEET DATA:
Cash and cash equivalents
(including restricted cash)	$6,207	$2,907
Total assets	13,997	12,574
Deferred revenue	4,776	3,081
Long-term debt (including capital leases)	123	693
Stockholders’ equity	4,295	5,286

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com